UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   December 15, 2005

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On December 15, 2005, the Board of Trustees of Pennsylvania Real Estate Investment Trust (the “Company”), acting upon the recommendation of its Nominating and Governance Committee, increased the size of the Board to 13 members and appointed M. Walter D’Alessio as a Class B trustee of the Company. Mr. D’Alessio will serve until the next Annual Meeting of Shareholders, at which time he will appear on the ballot with the other Class B trustees for election to a three year term. The Board has determined that Mr. D’Alessio is an independent trustee under the New York Stock Exchange’s independence requirements and the Company’s governance guidelines. There was no arrangement or understanding between Mr. D’Alessio and any other person pursuant to which Mr. D’Alessio was selected as a trustee. The Board did not appoint Mr. D’Alessio to any of the committees of the Board. Mr. D’Alessio has no prior relationships or other transactions with the Company or its trustees or executive officers, except that Mr. D’Alessio serves on the Board of Directors of Exelon Corporation with Rosemarie Greco, a trustee of the Company, and Ronald Rubin, a trustee and the Chairman and Chief Executive Officer of the Company. A copy of the press release announcing the appointment of Mr. D’Alessio as a trustee of the Company is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

     99.1      Press release dated December 15, 2005 announcing the appointment of M. Walter D’Alessio as a trustee of the Company.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: December 16, 2005	By:	/s/ Jonathan B. Weller

Jonathan B. Weller
Vice Chairman

EXHIBIT INDEX

     99.1      Press release dated December 15, 2005 announcing the appointment of M. Walter D’Alessio as a trustee of the Company.